EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-101990 and 333-125064 pertaining to Top Image Systems Ltd. employee stock option plans, and Forms F-3 Nos. 333-191842, 333-193350 and  333-175546) of our report dated March 26, 2014 with respect to the consolidated financial statements of Top Image Systems Ltd. as of December 31, 2013, included in this Annual Report on Form 20-F of Top Image Systems Ltd. for the year ended December 31, 2013.

Tel-Aviv, Israel March 26, 2014	/S/ KOST FORER GABBAY & KASIERER Kost Forer Gabbay & Kasierer A Member of Ernst & Young Global